SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     -------------------------------------

                                   FORM 8-A/A
                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                              QUANTA SERVICES, INC.
             (Exact Name of Registrant as Specified in its Charter)


               Delaware                                        74-2851603
(State of Incorporation or Organization)                     (IRS Employer
                                                          Identification Number)
 1360 Post Oak Boulevard, Suite 2100
        Houston, Texas                                           77056
(Address of Principal Executive Offices)                       (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: |X|


     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: |_|

        Securities Act registration statement file number to which this form relates: N/A

        Securities to be registered pursuant to Section 12(b) of the Act:

                                                 Name of Each Exchange on Which
  Title of Each Class to be so Registered        Each Class is to be Registered
------------------------------------------     ---------------------------------
     Rights to Purchase Series B Junior               New York Stock Exchange
       Participating Preferred Stock

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                              (Title of Each Class)

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ITEM 1.           DESCRIPTION OF SECURITIES TO BE REGISTERED.

         On February 12, 2002, the Special Committee of the Board of Directors of our Company, Quanta Services, Inc., a Delaware corporation, authorized the amendment of the Rights Agreement, dated March 8, 2000, by and between Quanta and American Stock Transfer & Trust Company, as rights agent, as amended by Amendment No. 1 thereto. Following such Special Committee action, we entered into Amendment No. 2 to the Rights Agreement on February 13, 2002. Amendment No. 2 provides that only outstanding shares of our common stock and series A convertible preferred stock are to be counted in calculating the number of shares that UtiliCorp United Inc. could acquire while remaining an Exempt Person under the Rights Agreement. As amended, the Rights Agreement permits UtiliCorp to beneficially own up to 39% of the outstanding shares of our common stock (assuming conversion of all outstanding shares of our series A convertible preferred stock) or such greater percentage as it may own as of the earlier of notice to UtiliCorp of, or public announcement of, Amendment No. 2.

         A summary of the Rights as amended follows:

                                Summary of Rights
                                -----------------

         On March 8, 2000, the Board of Directors of our Company, Quanta Services, Inc., declared a dividend of one preferred share purchase right for each outstanding share of common stock, par value $0.00001 per share, of Quanta and series A convertible preferred stock, $0.00001 par value per share, of Quanta (on an as converted basis). The dividend was payable at the close of business on March 27, 2000 to the stockholders of record as of such time, and the Rights issued are subject to the terms of a Rights Agreement dated as of March 8, 2000 and as amended on December 1, 2001 and February 13, 2002, between Quanta and American Stock Transfer Trust Company, as Rights Agent. Our Board adopted this Rights Agreement to protect stockholders from coercive or otherwise unfair takeover tactics.

         For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, is not complete, and should be read together with the entire Rights Agreement, which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form 8-A of Quanta filed March 21, 2000, Amendment No. 1 to the Rights Agreement, which has been filed as an exhibit to the Current Report on Form 8-K of Quanta on December 3, 2001, and Amendment No. 2 to the Rights Agreement, which has been filed as an exhibit to the Current Report on Form 8-K of Quanta on February 15, 2002. A copy of the Rights Agreement and related amendments are available free of charge from our Company.

The Rights. Our Board authorized the issuance of one Right for each share of our
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common stock and series A convertible preferred stock (on an as converted basis)
outstanding on March 27, 2000. The Rights trade with, and are inseparable from, the common stock and series A convertible preferred stock. The Rights are currently evidenced only by certificates that represent shares of common stock and series A convertible preferred stock. New Rights accompanied shares, and will accompany any new shares, of common stock and series A convertible preferred stock issued after May 27, 2000 until the Distribution Date described below.


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Exercise Price. Subject to the discussion under "Flip In" and "Flip Over" below,
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each Right allows its holder to purchase from our Company one one-thousandth of a share of series B junior participating preferred stock, par value $0.00001 per share, of Quanta for $153.33, once the Rights become exercisable. The exercise price is subject to further adjustments as set forth in the Rights Agreement. Prior to exercise, the Right does not give its holder any dividend, voting or liquidation rights.

Exercisability.  The Rights will not be exercisable until the earlier of:
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o    10 days after the public announcement that a person or group has become an
     "Acquiring Person" by obtaining beneficial ownership of 15% or more of our outstanding common stock, or

o 10 business days (or a later date determined by our Board before any person or group becomes an Acquiring Person) after a person or group commences, or announces an intention to make, a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person.

         In light of our understanding of its ownership position, UtiliCorp United Inc. will not be deemed to be an Acquiring Person unless and until (a) UtiliCorp acquires beneficial ownership of more than 39.0% of the total number of shares of common stock of our Company then outstanding assuming conversion of all outstanding shares of series A convertible preferred stock, (b) UtiliCorp announces its intention to commence a tender or exchange offer which would result in UtiliCorp becoming the beneficial owner of more than 49.9% of the total number of shares of outstanding common stock (on an as converted basis), assuming full conversion of all securities convertible into common stock, or (c) there is a change in control of UtiliCorp and UtiliCorp then beneficially owns or tenders for 15% or more of Quanta's outstanding common stock.

         We refer to the date when the Rights become exercisable as the "Distribution Date." Until that date, the common stock and series A convertible preferred stock certificates will also evidence the Rights, and any transfer of shares of common stock or series A convertible preferred stock will constitute a transfer of Rights. After the close of business on that date, the Rights will separate from the common stock and series A convertible preferred stock and be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of common stock and series A convertible preferred stock. Any Rights held by an Acquiring Person will only be entitled to a right to purchase shares of series C junior convertible preferred stock, par value $0.00001 per share, of the Company, as described below.

Consequences of a Person or Group Becoming an Acquiring Person.
--------------------------------------------------------------

o    Flip In. If a person or group becomes an Acquiring Person, all holders of
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     Rights except the Acquiring Person may, for $153.33, purchase with each
     Right it holds a number of one one-thousands of a share of our series B junior participating preferred stock, par value $0.00001 per share, equal to the number of shares of our common stock that would have an aggregate market value of $306.66, based on the market price of the common stock prior to such event.

     If a person or group becomes an Acquiring Person, the Acquiring Person may, for $153.33, purchase with each Right it holds a number of one one-thousands of a share of our series C junior convertible preferred stock equal to the number of shares of our common stock that would have an aggregate market value of $306.66, based on the market price of the common stock prior to such event.

o    Flip Over. If our Company is later acquired in a merger or similar
     ---------
     transaction after the Distribution Date, all holders of Rights except the Acquiring Person may, for $153.33, purchase shares of the acquiring corporation with a market value of $306.66, based on the market price of the acquiring corporation's stock prior to such merger.

Series B Junior Participating Preferred Stock Provisions. Each one
--------------------------------------------------------
one-thousandth of a share of series B junior participating preferred stock, if issued:

o    will not be redeemable.

o will entitle holders to quarterly dividend payments of $.001 per one one-thousandth of a share, or an amount equal to the dividend paid on one share of common stock, whichever is greater.

o will entitle holders upon liquidation either to receive $.01 per one one-thousandth of a share or an amount equal to the payment made on one share of common stock, whichever is greater, subject to the rights of senior securities.

o will have the same voting power as one share of common stock plus certain additional voting rights relating to the series B junior participating preferred stock.

o if shares of our common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to payment per one one-thousandth of a share equal to the payment made on one share of common stock.

The value of one one-thousandth interest in a share of series B junior participating preferred stock should approximate the value of one share of common stock.

Series C Junior Convertible Preferred Stock Provisions. Each one one-thousandth
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of a share of series C junior convertible preferred stock, if issued:

o    will not be redeemable.

o    will not entitle holders to dividends.

o will entitle holders upon liquidation to receive $.01 per one one-thousandth of a share.

o if shares of our common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a payment of $.01 per one one-thousandth of a share.

o will not have any voting rights, except as otherwise required by applicable law.

o will be convertible into one share of common stock at any time on or after the thirtieth day following the conclusion of the next annual meeting of stockholders of our Company following the initial issuance of the series C junior convertible preferred stock. (However, such date shall be extended to the first anniversary of such thirtieth day if prior thereto any person becomes an Acquiring Person.)

Expiration.  The Rights will expire on March 8, 2010.
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Redemption. Our Board may redeem the Rights for $.01 per Right at any time
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before any person or group becomes an Acquiring Person. If our Board redeems any
Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $.01 per Right.

Exchange. After a person or group becomes an Acquiring Person, but before an
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Acquiring Person owns 50% or more of our outstanding common stock, our Board may extinguish the Rights by exchanging one one-thousandth of a share of series B junior participating preferred stock or an equivalent security for each Right, other than Rights held by the Acquiring Person.

Anti-Dilution Provisions. The exercise price of the shares of common stock, the
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number of shares of common stock issuable and the number of outstanding Rights are subject to adjustment to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the common stock. No adjustments to the exercise price of less than 1% will be made.

Amendments. For so long as the Rights are then redeemable, our Company may,
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except with respect to the redemption price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, Quanta may, except with respect to the redemption price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights (other than an Acquiring Person), cause the Rights Agreement to become otherwise amendable or cause the Rights again to become redeemable.

         The Rights Agreement, Amendment No. 1 to the Rights Agreement and Amendment No. 2 to the Rights Agreement were previously filed as exhibits to Quanta's Registration Statement on Form 8-A on March 21, 2000, Current Report on Form 8-K on December 3, 2001 and Current Report on Form 8-K on February 15, 2002, respectively, and are incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement, as amended by Amendment No. 1 and Amendment No. 2 thereto.

ITEM 2.           EXHIBITS.

1 Rights Agreement dated as of March 8, 2000 between Quanta Services, Inc., a Delaware corporation, and American Stock Transfer & Trust Company, as rights agent (previously filed as Exhibit 4.1 to Quanta Services, Inc.'s Registration Statement on Form 8-A on March 21, 2000 and incorporated herein by reference)

2 Amendment No. 1 to the Rights Agreement, dated as of December 1, 2001, by and between Quanta Services, Inc., a Delaware corporation, and American Stock Transfer & Trust Company, as rights agent (previously filed as Exhibit 4.8 to Quanta Services, Inc.'s Current Report on Form 8-K on December 3, 2001 and incorporated herein by reference)

3 Amendment No. 2 to the Rights Agreement, dated as of February 13, 2002, by and between Quanta Services, Inc., a Delaware corporation, and American Stock Transfer & Trust Company, as rights agent (previously filed as Exhibit 4.9 to Quanta Services, Inc.'s Current Report on Form 8-K on February 15, 2002 and incorporated herein by reference)

                                    SIGNATURE


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 19, 2002


                                           QUANTA SERVICES, INC.


                                           By:  /s/ Dana A. Gordon
                                              ----------------------------------
                                               Name:  Dana A. Gordon
                                               Title: Vice President &
                                                      General Counsel